Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement (No. 333-      ) on Form S-1 of our report dated October 15, 2018, with respect to the consolidated financial statements of Rezolute, Inc. and subsidiary as of and for the years ended June 30, 2018 and 2017, filed on October 15, 2018, which appears in this Form S-1 Registration Statement, which includes an explanatory paragraph regarding the substantial doubt about Rezolute, Inc. and subsidiary’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP

August 15, 2019

Denver, Colorado